EXHIBIT 21

Subsidiaries of  NYMAGIC, INC.

         New York Marine And General Insurance Company Gotham Insurance Company MMO UK, Ltd.
         MMO EU, Ltd.
         Mutual Marine Office, Inc.
         Pacific Mutual Marine Office, Inc.
         Mutual Marine Office of the Midwest, Inc
         MMO Underwriting Agency, Ltd.